                                   Exhibit 11

                        Computation of Earnings per Share



                                                                     Three Months Ended
                                                                           June 30
                                                                    1997             1996
                                                                    ----             ----
Net income                                                        $  8,982         $  8,412
                                                                  ========         ========

Common stock outstanding, net of treasury stock,
  beginning of year                                                 16,803           17,594
Weighted average treasury stock issued during the quarter               42               53
Weighted average common stock equivalents                              573              685
Weighted average treasury stock repurchased                            (75)             (31)
                                                                  --------         --------

Weighted average common stock outstanding, net of
  treasury stock, end of quarter                                    17,343           18,301
                                                                  ========         ========

Earnings per share                                                $   0.52         $   0.46
                                                                  ========         ========